Exhibit 99.1
Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Government Declines to Intervene and Closes Investigation in
Federal False Claims Act Case
Universal Technical Institute Resolves Pending Litigation

SCOTTSDALE, ARIZ. - November 7, 2013 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, announced today that the United States Department of Justice (“DOJ”) has notified the Company that the DOJ has declined to intervene in the previously disclosed Federal False Claims Act (31 U.S.C. Section 3729, et seq.) lawsuit (the “FCA Suit”) and that it has closed its investigation. The Company further disclosed that the United States Department of Labor (“DOL”) has also closed its investigation of a complaint filed by the same former employee with the Occupational Safety and Health Administration of the DOL.

As previously disclosed in July 2012, the Company received notice from the DOJ that the Company was the subject of a preliminary investigation into claims brought by a former employee who alleged UTI's compensation of its admissions representatives violated the "incentive compensation ban" of Title IV of the Higher Education Act, amongst other potential violations allegedly occurring over a number of years. The Company also previously disclosed that the same former employee had filed a complaint with the Occupational Safety and Health Administration of the DOL alleging retaliatory employment practices in violation of the whistleblower provisions of the Sarbanes-Oxley Act of 2002 (the “DOL Complaint”). To avoid protracted litigation costs, the Company entered into a settlement agreement with the former employee resolving all of her pending claims. The Company’s costs under the agreement, following contribution by the Company’s insurer, will be approximately one cent per share in the fourth quarter.

Under the terms of the settlement agreement, UTI and the former employee, Linda Rawles, sought dismissal of the FCA Suit and a final agency disposition of the DOL complaint, which were obtained on October 29, 2013 and November 7, 2013, respectively. The agreement provides that, in return for the dismissal of her claims, the former employee will receive a payment only in respect to her claims in the DOL Complaint.

“We are pleased that the DOJ has determined that intervention in the FCA Suit is not appropriate, and that both the DOJ and DOL have closed their investigations. We continue to be very proud of our track record of compliance,” said Kim McWaters, UTI’s Chief Executive Officer.  “Our decision to resolve these claims with the former employee for an immaterial amount to the company allows us to avoid protracted litigation costs and focus on our core mission, which is to provide a high quality education for our students and the most highly skilled and professional graduates for our industry partners.”

About Universal Technical Institute, Inc.

Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 170,000 graduates in its 48-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

Safe Harbor Statement

All statements contained herein, other than statements of historical fact, are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.